Exhibit 5.1
[FORM OF OPINION OF AMARCHAND & MANGALDAS & SURESH A. SHROFF & CO.]
Ref. No.:
[ ], 2007
Goldman Sachs International
Merrill Lynch International
   as Representatives of the several Underwriters
c/o Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
United Kingdom
Deutsche Bank Trust Company Americas
60, Wall Street, New York,
New York 10005
Dear Sirs,
     We have acted as legal advisor in India to ICICI Bank (the “Company”) to the ADS offering of [ ] American Depositary Receipts (the “ADR Issue”) of the Company representing [ ] Equity Shares of par value Rs. 10 per share. We have been requested by the Underwriters, to provide our legal opinion pursuant to Section 7 (d) of the Underwriting Agreement by and among the Company and the Representatives on behalf of each of the Underwriters named in Schedule I thereto, dated June [ ], 2007 (the “Underwriting Agreement”).
Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement.

We have assumed:
(i)	in relation to the documents that we have examined that, other than in relation to the Company, all such documents are within the capacity and powers of and have been validly authorised, executed and delivered by and are binding on the parties thereto;

(ii)	the genuineness of all signatures, the authority of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof;

(iii)	each of the copies of the documents supplied to us conform to their originals and are true, complete and accurate;

(iv)	all statements as to matters of fact contained within the documents examined by us are true, accurate and complete;

(v)	there are no agreements, letters or other arrangements having contractual effect modifying the terms or effect of the documents examined by us;

(vi)	there are no facts or circumstances in existence and no events have occurred which render the Underwriting Agreement void or voidable, or repudiated or frustrated, or capable of rescission for any reason, and in particular but without limitation by reason of the lack of consideration, default, fraud or misrepresentation. We are not aware of any facts or circumstances that indicate that such an assumption is not fully justified.
We have not made an investigation of, and do not express any opinion on, the laws of any jurisdiction other than the laws of India as applicable on the date of this opinion. For the purposes of this opinion we have examined several documents, including but not limited to those set out in the Schedule hereto.
Based on and subject to the foregoing, we are of the opinion that:

(a)	The Company and each of its Significant Subsidiaries has been duly incorporated and is validly existing as a public limited company under the laws of India, with corporate authority to own or lease its properties and conduct its business as described in the Time of Sale Prospectus and to perform its obligations under the Underwriting Agreement and the Deposit Agreement;

(b)	The Company has an authorized capital as set forth in each of the Time of Sale Prospectus and the Prospectus under the heading “Capitalization”; and all of the issued shares of capital stock of the Company (including the Shares) have been duly and validly authorized and issued, and were not issued in violation of any preemptive or similar rights of any person or entity against the Company; all of the Shares when delivered in accordance with the terms of the Agreement, will be fully paid; all such capital complies as to legal matters to the description thereof contained in the Time of Sale Prospectus; all of the issued and outstanding Equity Shares (including the Shares) have been duly listed and admitted for trading on the Indian Exchanges;

(c)	No holder of Equity Shares is, or will be, subject to personal liability by reason of being such holder; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to acquire the Shares or the ADSs in connection with the transactions contemplated hereby or otherwise; the Shares, when deposited pursuant to the Deposit Agreement in accordance with the Underwriting Agreement, will continue to be validly issued and outstanding and fully paid and will entitle the holders thereof to the rights specified in the ADSs, the ADRs and the Deposit Agreement; and there are no liens or encumbrances on the Shares or the ADSs and no restrictions on subsequent transfers of Shares or the ADSs, except as described in each of the Time of Sale Prospectus and the Prospectus under “Description of Equity Shares”, “Description of the American Depositary Shares”, “Restriction on Foreign Ownership of Indian Securities” and “Government of India and Reserve Bank of India Approvals”; the Shares and the ADSs conform to the description of the Equity Shares and the ADSs (as to matters of Indian law), respectively, contained in each of the Time of Sale Prospectus and the Prospectus; the ADSs and the ADRs conform to the requirements of the Deposit Agreement and the Indian Exchanges and to the description thereof under the headings “Description of Equity Shares” and

“Description of the American Depository Shares” in each of the Time of Sale Prospectus and the Prospectus;

(d)	Each of the Underwriting Agreement and the Deposit Agreement has been duly authorized, executed and delivered by the Company; the Underwriting Agreement and the Deposit Agreement, assuming they are valid and binding agreements under the laws of the State of New York by which they are expressed to be governed, each constitutes a valid and legally binding agreement of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights and except as enforcement thereof is subject to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law);

(e)	The Deposit Agreement, ADSs and ADRs conform to the description thereof in each of the Time of Sale Prospectus and the Prospectus; the Underwriters, the Depositary and any holder or owner of ADSs or ADRs issued under the Deposit Agreement are each entitled to sue as plaintiff in the Indian courts for the enforcement of its respective rights against the Company, under such agreements, as applicable, and such access will not be subject to any conditions which are not applicable to Indian persons; the voting arrangement set forth in the Deposit Agreement is valid, binding and enforceable against owners and beneficial owners of the ADSs and ADRs under India laws; the Depositary will not be deemed under Indian law to be authorized to exercise any discretion when voting in accordance with the Deposit Agreement and such voting arrangement does not violate any applicable Indian law;

(f)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate, the Company and its Significant Subsidiaries own, or duly applied for the issuance of, all the patents, trademarks, trade names, if any, and copyrights (or licenses such rights pursuant to valid and subsisting licenses) necessary for the conduct of their business as described in the Time of Sale Prospectus, except where the failure to own or license the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and there is no infringement by any other person of any such patents, trademarks, trade names, if any, or copyrights owned or licensed by the Company or a Significant Subsidiary the result of which infringement could result in a Material Adverse Effect;

(g)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate, each of the Company and its Significant Subsidiaries has good and marketable title to all real property and good and marketable title to all personal property owned by it free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Prospectus or would not have a Material Adverse Effect; and any real property and buildings held under lease by each of the Company and its Significant Subsidiaries are held by it under valid, subsisting and enforceable leases in each case with such exceptions as are not material and do not materially interfere with the use made of such property and buildings by the Company and its Significant Subsidiaries, except as described in the Time of Sale Prospectus;

(h)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate, there are no legal or governmental proceedings pending or, to the best knowledge of the Company, threatened, to which the Company or any of its Significant Subsidiaries is a party or to which any of the properties of the Company or any of its Significant Subsidiaries is subject that are required to be described in the Time of Sale Prospectus and are not so described;

(i)	Neither the execution and delivery of the Underwriting Agreement or the Deposit Agreement, the deposit of the Shares with the Domestic Indian Custodian by the Company as contemplated therein, the issue and sale of the ADSs being delivered at such Time of Delivery, nor the compliance by the Company with or the consummation of any other transaction contemplated by the Underwriting Agreement or the Deposit Agreement will (A) result in any violation of the Charter Documents, or (B) contravene or result in a default under (1) any provision of applicable law or regulation (including, without limitation, any applicable Indian law limiting foreign ownership of the Company), (2) any agreement binding upon the Company or any Significant Subsidiary or (3) any judgment, order or decree of any local or other court or public, governmental or regulatory agency or body or stock exchange authority having jurisdiction over the Company, or any of its Significant Subsidiaries, or any of their assets except for such violations or defaults under sub-paragraph (B) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(j)	no consent, approval, authorization, order, filing, registration or qualification of or with any Indian court or Indian Governmental Agency is required for the consummation of the transactions contemplated by the Deposit Agreement or the Underwriting Agreement for the deposit of the Shares with the Depositary against issuance of the ADRs evidencing the ADSs to be delivered at such Time of Delivery, for the sale and delivery of ADSs to be sold by the Company and for the execution, delivery and performance by the Company of the Underwriting Agreement and the Deposit Agreement to be duly and validly authorized, except such as have been obtained and are in full force and effect;

(k)	The statements contained or incorporated by reference in each of the Time of Sale Prospectus and the Prospectus under “Enforceability of Civil Liabilities”, the first, third, fourth, ninth, eleventh, twelfth, thirteenth and fourteenth risk factors under the heading “Risk Factors — Risks Related to the ADSs and the Equity Shares”, “Description of the American Depositary Shares”, “Description of Equity Shares”, “Restriction on Foreign Ownership of Indian Securities”, “Government of India and Reserve Bank of India Approvals” and “Taxation — Indian Taxation”, and the statements set forth in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2007 under “Restriction on Foreign

Ownership of Indian Securities”, “Overview of the Indian Financial Sector”, the first, third, fourth, ninth eleventh, twelfth, thirteenth and fourteenth risk factors under the heading “Risk Factors — Risks Related to the ADSs and the Equity Shares”, “Dividends”, “Supervision and Regulation” and “Exchange Controls”, to the extent such statements constitute summaries of Indian law and/or relate to matters of law or regulations of India or to the provisions of documents therein described, are true and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect;

(l)	Our opinions as set forth in or incorporated by reference in each of the Time of Sale Prospectus and the Prospectus under “Enforceability of Civil Liabilities”, the first, third, fourth, ninth eleventh, twelfth, thirteenth and fourteenth risk factors under the heading “Risk Factors — Risks Related to the ADSs and the Equity Shares”, “Description of the American Depositary Shares”, “Description of Equity Shares”, “Restriction on Foreign Ownership of Indian Securities”, “Government of India and Reserve Bank of India Approvals” and “Taxation — Indian Taxation”, and the statements set forth in the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2007 under “Restriction on Foreign Ownership of Indian Securities”, “Overview of the Indian Financial Sector”, the first, third, fourth, ninth, eleventh, twelfth, thirteenth and fourteenth risk factors under the heading “Risk Factors — Risks Related to the ADSs and the Equity Shares”, “Dividends”, “Supervision and Regulation” and “Exchange Controls”, to the extent such statements constitute summaries of Indian law and/or relate to matters of law or regulations of India, are confirmed as of the Time of Delivery;

(m)	Other than as set forth in the Time of Sale Prospectus, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters, or otherwise imposed on any payments made to the Underwriters, to the Government of India or any political subdivision or taxing authority thereof or therein in connection with (A) the deposit with the Indian Domestic Custodian on behalf of the Depositary of Shares by the Company against the issuance of ADRs evidencing ADSs, (B) the sale and delivery of the ADSs to or for the respective accounts of the Underwriters as set forth in the Time of Sale Prospectus and pursuant to the terms of the Underwriting

Agreement, (C) the sale and delivery outside of India by the Underwriters of the ADSs to the purchasers thereof in the manner contemplated pursuant to the terms of the Underwriting Agreement or (D) any other transaction or payment contemplated by the Underwriting Agreement or the Deposit Agreement;

(n)	Insofar as matters of Indian law are concerned, the forms of the Registration Statement, the ADS Registration Statement, the Time of Sale Prospectus and the Prospectus and the filing of the Registration Statement with the Commission have been duly authorized by and on behalf of the Company; and the Registration Statement has been duly executed pursuant to such authorization in accordance with Indian Laws, by, and on behalf of the Company;

(o)	The agreement of the Company to the choice of law provisions set forth in Section 18 of the Underwriting Agreement and Section 7.06 of the Deposit Agreement will be recognized by the courts of India provided that the relevant provisions of the laws of the State of New York will not be applied to the extent such courts hold that such provisions of the laws of the State of New York are contrary to the public order or good morals or laws of India; the Company can sue and be sued in its own name under the laws of India; the irrevocable submission by the Company to the jurisdiction of a New York Court as set forth in Section 15 of the Underwriting Agreement and Section 7.06 of the Deposit Agreement and the irrevocable waiver by the Company of any objection to the laying of venue of a proceeding in a New York Court are legal, valid and binding; and the irrevocable appointment of Mr. G.V.S. Ramesh, as its authorized agent for service of process for the purpose described in Section 15 of the Underwriting Agreement are legal, valid and binding; and a judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement or the Deposit Agreement would be enforceable in accordance with Indian Laws against the Company in the courts of India by a by a suit upon the judgment in terms of Section 13 of the Code of Civil Procedure, 1908 of India, and not by a proceeding in execution. Section 13 of the Code of Civil Procedure, 1908 of India provides that a foreign judgment shall be conclusive as to any matter thereby directly adjudicated upon, except (A) where the judgment has not been pronounced by a court of competent jurisdiction, (B) where the judgment has not been given on the merits of the case, (C) where the judgment on the face of it appears to be founded on an incorrect view of international law or that there has been a refusal to recognize the laws of India where applicable, (D) where the proceedings in which the judgment was obtained are opposed to natural justice, (E) where the judgment has been obtained by fraud, or (F) where the judgment sustains a claim founded on a breach of law in force in India. Section 44A of the Code of Civil Procedure, 1908 of India provides that where a foreign judgment has been rendered by a superior court in a territory which the Government of India has by notification recognized to be a “reciprocating territory”, it may be enforced in India by proceedings in execution as if the judgment had been rendered by a relevant court in India. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A and judgments of the Courts of the United States may therefore not be enforced in India by proceedings in execution, but may only be enforced by a suit upon the judgment in terms of the Section 13 of the Code of Civil Procedure, 1908 of India. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999 to execute such a judgment or to repatriate any amount recovered. Subject to the above, we are not aware (i) of any Indian treaties, statutes or regulations that would indicate that the recognition and enforcement in India of such a judgment would be contrary to the public order or laws of India, (ii) any interpretations of any statutes in India that would indicate that the recognition and enforcement in India of such a judgment would be contrary to the public order or the laws of India and (iii) of any reason why any of the aforementioned courts in the State of New York (assuming that such courts have jurisdiction over the subject matter under New York law) would not have jurisdiction over the subject matter according to the laws of India;

(p)	All dividends and other distributions declared and payable on the shares of capital stock of the Company, may under the current laws and regulations of India be paid in Indian Rupees (including any such dividends or distributions to be paid to the Depositary and holders of ADSs) and may be converted into foreign currency that may be freely transferred out of India, and except as already disclosed in the Time of Sale Prospectus all such dividends and other distributions will not be subject to Indian income, withholding or other taxes, duties, levies, charges or deductions under the laws and regulations of India and are otherwise free and clear of any other tax, duty, withholding or deduction in India and without the necessity of obtaining any governmental authorization in India;

(q)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate, neither the Company nor any of its Significant Subsidiaries is (A) in violation of its respective Charter Documents, (B) in default (or, with the giving of notice or lapse of time, would be in default) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which it is a party or by which it may be bound, or to which any of its property or assets is or may be subject (collectively, “Agreements”) or (C) in violation or default of any provision of applicable law or regulation (including, without limitation, any applicable Indian law limiting foreign ownership of the Company), or any judgment, order or decree of any local or other court or public, governmental or regulatory agency or body or stock exchange authority having jurisdiction over it or any of its assets, as applicable, except for, as to sub-paragraphs (B) and (C) only, such violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(s)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate, no labor dispute with employees of Company or any Significant Subsidiary exists or is imminent and the Company and its Significant Subsidiary has filed all necessary and required Indian central and state tax returns or has properly requested extensions thereof;

(t)	Except as required under the Indian Stamp Act, 1899 and the Indian Evidence Act, 1872 to ensure the legality, validity, enforceability and admissibility into evidence in a legal or administrative proceeding India of each of the Underwriting Agreement, the Deposit Agreement or any other document furnished pursuant to the Underwriting Agreement, it is not necessary that such agreement be filed or recorded with any court or other authority in India or that any registration tax, stamp duty or similar tax be paid in India on or in respect thereof, other than court costs, including (without limitation) filing fees and deposits to guarantee judgment required by a Indian court of law; except that the Underwriting Agreement and the Deposit Agreement will only be admissible in evidence in India for purposes of enforcement if they are duly stamped in accordance with the Indian Stamp Act, 1899;

(u)	The Company is subject to Indian civil and commercial laws with respect to its obligations under the Underwriting Agreement, the Deposit Agreement, the ADSs and the ADRs. The execution and delivery by the Company and the performance by the Company of its obligations under each such document constitute private and commercial acts rather than governmental or public acts, and neither the Company, nor any of its properties, assets or revenues enjoy any right of immunity in India from any legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Indian court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to such obligations;

(v)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate, and except as set forth in the Time of Sale Prospectus, each of the Company and its Significant Subsidiaries has obtained all necessary certificates, authorizations, licences, concessions, approvals, orders or permits (collectively, “Governmental Licenses”) issued by, and has made all declarations and filings with, all local and other governmental authorities, all self-regulatory organizations, all courts and other tribunals and all appropriate regulatory agencies or bodies, including, without limitation, the Governmental Agencies, necessary (A) to own, lease or license, as the case may be, and to operate and use its properties and assets, and (B) to conduct the businesses now conducted by the it in the manner described in the Time of Sale Prospectus, except where the failure so to possess, declare or file would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and neither the Company nor any of its Significant Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, reasonably be expected to result in a Material Adverse Effect;

(w)	Except as disclosed in the Time of Sale Prospectus, there are no outstanding securities convertible into or exchangeable for, or warrants, options or other purchase rights or obligations of the Company to issue Shares and there are no persons with registration or other similar rights to have any equity, debt, convertible, exchangeable or other securities of any kind registered for sale under the Registration Statement or the ADS Registration Statement or included in the ADS Offering;

(x)	The Company has full power, authority and legal right to enter into and perform its obligations of indemnification and contribution set forth in Section 8 of the Underwriting Agreement and neither the indemnification nor the contribution provisions hereof contravene any Indian law, including without limitation, Section 77 of the Companies Act regarding financial assistance. The indemnification and contribution provisions set forth in Section 8 of the Underwriting Agreement do not contravene the public policy of India;

(y)	The holders of Equity Shares of the Company, by way of a special resolution passed by way of a postal ballot dated [•] have granted their approval to the transactions contemplated by the Underwriting Agreement; and the notice and explanatory statement to be sent to all holders of equity shares of the Company informing them of such postal ballot and the transactions contemplated by the Underwriting Agreement was sent to all the equity shareholders in compliance with the provisions of the Indian Companies Act, 1956;

(z)	The transactions contemplated by the Underwriting Agreement do not require the Company or any other party to submit any filing or other document with any Governmental Authority in India, except for the post-closing report to be filed with the RBI within 30 days of closing of the ADS Offering;

(aa)	Neither any Indian law nor any rule or regulation of any Governmental Authority requires that the Company’s shareholders approve the filing of the Registration Statement in a shareholders meeting or otherwise prior to the filing of the Registration Statement with the Commission;

(bb)	To the best of our knowledge after making due inquiry with the Company and conducting follow up inquiries as we have determined necessary or appropriate and upon a review of (i) the internal code of conduct of the Company in relation to insider trading and (ii) the notifications dated [ ] and [ ] addressed to all employees informing them of the closure of the trading window for the Equity Shares, the Company is in compliance with the SEBI rules and regulations on insider trading;

(cc)	No approval of either the Time of Sale Prospectus or the Prospectus by the Department of Company Affairs, Government of India is required in connection with the ADS Offering, or the transactions contemplated by the Underwriting Agreement or the Deposit Agreement;

(dd)	It is not necessary (A) in order to enable any Underwriter to exercise or enforce its rights under the Underwriting Agreement, (B) to enable the Depositary or the holders or owners of ADSs to enforce any of its rights under the Deposit Agreement; (C) in order to enable any holder of Shares or ADSs to enforce any of its rights as a Shareholder, or (D) by reason of the entry into and/or performance of the Underwriting Agreement or the Deposit Agreement that any or all of the Underwriters or the Depositary or the holders or owners of Shares or ADSs should be licensed, qualified or entitled to do business in India;

(ee)	Neither the Depositary, any Underwriter nor any holder of Equity Shares will be deemed resident, domiciled, carrying on business or subject to taxation in India solely by reason of execution of the Underwriting Agreement, Deposit Agreement, or any other document or instrument to be furnished in connection with the ADS Offering, or by issuance or sale of the Shares or the ADSs, nor shall any Underwriter be deemed resident, domiciled, carrying on business or subject to taxation in India solely by reason of execution of the Underwriting Agreement or by the issuance or sale of the Shares or the ADSs; and

(ff)	The Underwriting Agreement has been duly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and legally binding agreement of the Company enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except that the Underwriting Agreement will only be admissible in evidence in India for purposes of enforcement if they are duly stamped in accordance with the Indian Stamp Act, 1899.

(gg)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus, except for those referred to in the opinions in subsection (k) above, nothing has come to our attention that would lead us to believe that (A) the ADS Registration Statement at the time the ADS Registration Statement became effective or the Registration Statement at the time the Registration Statement became effective (other than the financial statements and related schedules as to which we express no opinion) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that (B) the documents specified in a schedule to such counsel’s letter, consisting of those included in the Time of Sale Prospectus (other than the financial statements and related schedules, as to which we express no opinion) as of the date of the Agreement or as amended or supplemented, if applicable, as of each Time of Delivery contained or contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that (C) the Prospectus (other than the financial statements and related schedules, as to which we express no opinion), as of its date contained or as amended or supplemented, if applicable, as of each Time of Delivery contained or contains, any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
In this opinion, the expression “due inquiry” means that we have generally reviewed and discussed with certain officers and employees of the Company and certificates, and International counsel and independent accountants for the Company, the information furnished by the Company and have participated in meetings, due diligence and other discussions with the Company, and we have ourselves not independently verified the accuracy or completeness of, or otherwise verified the information furnished by the Company. We have also not made any search at the official registry or any other public authority in relation to the title in respect of the properties of the Company or its subsidiary.
This opinion is addressed to you solely in connection with the Underwriting Agreement and may not be relied upon by you or by any person other than you or for any other purpose without our consent.

Yours faithfully,
For Amarchand & Mangaldas & Suresh A. Shroff & Co.

Partner

SCHEDULE
1.	Underwriting Agreement dated [ ] amongst the Company, Goldman Sachs International, Merrill Lynch International, as Representatives of the several Underwriters.

2.	Certified copies of the Board Resolutions of the Company dated [ ] approving the sponsoring of the Offering.

3.	Resolution of the Committee of the Board of Directors of the Company, passed on [ ].

4.	Certified copies of the notice and explanatory statement dated [ ] sent to the Equity Shareholders of the Company convening their meeting.

5.	Certified copies of the resolution of the Equity Shareholders’ of the Company approved by way of a postal ballot on [ ] authorizing the Company to undertake the Offering. Certified copy of the scrutineers report approving the adoption of the aforesaid special resolution on [ ].

6.	Certified copy of the Memorandum and Articles of Association of ICICI Bank.

7.	The Registration Statement on Form F-3 as filed with the SEC, including a copy of a Preliminary Prospectus and the Prospectus dated [ ].

8.	Annual Report for the financial year ended 2007.

9.	Copy of the Deposit Agreement dated March 31, 2000 among the ICICI Bank, the Bankers Trust Company and the Registered holders and Beneficial Owners of American Depositary Receipts.

10.	Copy of the ICICI Insider Trading Code of Conduct.

11.	Copy of the notifications dated [ ], and [ ] addressed to employees informing them of the closure of the trading window for the equity shares of the Bank.

12.	Certificate from the Company addressed to Amarchand & Mangaldas & Suresh A. Shroff & Co.